ULTIMATE ESCAPES FILES FOR BANKRUPTCY PROTECTION

ORLANDO – (September 20, 2010) – Ultimate Escapes, Inc. (OTCBB: ULEI and ULEI-W),  today announced that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware for itself and certain of its subsidiaries.

The Board of Directors of UEI authorized the filing of a Chapter 11 petition following the recommendation of a Special Committee of UEI’s independent directors in order to protect UEI’s assets with a goal to maximize the value for all of its constituencies, including its creditors, its members and potentially its shareholders.  The Company has requested that the Court approve the appointment of CRG Partners, LLC to provide the services of a Chief Restructuring Officer and supporting personnel, and UEI has also filed a variety of first day motions that will allow it to manage its critical operations with the goal of continuing to provide a reasonable level of services to its members for the short period of the expected proceeding.

UEI, in conjunction with its largest secured lender under an agented credit facility, is exploring the sale of its operations to another destination club, hospitality company, or investment group as well as other strategic alternatives. Efforts to explore such options had begun several weeks ago. Among the options which have been explored is the possibility of a stand-alone plan whereby members could acquire equity in the club.

In order to facilitate the sale of UEI’s assets and operations, UEI’s largest secured lender has agreed to provide a credit bid for substantially all of the assets of the Debtors.  Pursuant to a proposed bidding process filed with the Bankruptcy Court, such secured lender’s bid would be subject to higher and better bids through an auction process.  It is anticipated that qualified interested parties may submit bids for all or parts of the Debtors’ assets and operations, including bids on individual owned properties.  If no higher and better bid is obtained within the process approved by the Bankruptcy Court, then such secured lender or its assignee will purchase substantially all or certain of the Debtors’ assets to be determined at a final closing.

No assurance can be given that any acceptable alternative will be found as an alternative to the sale to such secured lender.  Accordingly no assurance can be given that the business of the Company will be sold as a going concern or that any such plan will result in any recovery to the shareholders or unsecured creditors of UEI.

For more information on Ultimate Escapes, visit www.ultimateescapes.com

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